Exhibit 10.1

Tengion, Inc.

June 29, 2011

PERSONAL AND CONFIDENTIAL

Steven Nichtberger, M.D.
[ADDRESS]

Dear Steven:

I write on behalf of the Board of Directors to confirm your resignation of employment as Chief Executive Officer and President of Tengion, Inc. (“Tengion”) and as a member of Tengion’s Board of Directors and to (a) provide administrative information about your salary, benefits and other matters, and (b) set forth a severance package and general release of claims for your consideration.

A. Administrative Information

1. Separation Date. Your last day of employment will be June 30, 2011 (the “Separation Date”), after which you will no longer be employed by Tengion and will no longer serve as a member of its Board of Directors.  Your final paycheck will be mailed to you and will include all salary earned through the Separation Date and payment for any accrued, unused vacation time, all less required deductions.

2. Benefits.  Except as expressly provided in the severance package described below, both your and your dependents’ participation in, coverage by, and entitlement to all compensation, fringe benefits and employee benefit programs of Tengion will terminate upon the Separation Date.

3. Return of Corporate Property and Associated Expenses.  On or before the Effective Date of this Agreement (defined below), you must return to Joseph La Barge, Vice President and General Counsel, all corporate property in your possession or under your custody or control, including without limitation corporate credit cards, automobile, keys and access cards, calling cards, parking permit, laptop and other computer equipment and software and club membership cards.  You must reimburse Tengion for all personal expenses associated with any of the foregoing incurred before the Separation Date.  Tengion will reimburse you for all business expenses incurred by you prior to the Separation Date.  Your access to such property and facilities will cease on the Separation Date.

B. Severance Agreement and General Release of Claims

In recognition of your service, and to assist you in transition to new employment, Tengion is offering you the following severance package.  In exchange for this severance package, you will be required to comply with and sign this Severance Agreement and General Release of Claims (the “Agreement”).  As explained below, you have 21 days (plus a seven-day revocation period) to consider the terms of this offer.  (The severance package is in addition to any salary and benefits to which you are entitled through the Separation Date).

1. Severance Payments.  Tengion will pay you twelve months severance at the rate of your current gross base compensation, less all applicable withholdings and deductions.  This severance will be paid in equal installments and will commence on the first regular payroll date following the Effective Date, retroactive to July 1, 2011.  The duration of these severance payments is referred to as the “Severance Period.”

2. Bonus.  In addition to the cash severance payments described above, on the first payroll date following the Effective Date, you will receive a bonus payment at the full target level for 2011, not pro-rated (less applicable withholdings and deductions).

3. Life Insurance and Disability Coverage Continuation.  Tengion will continue to provide a gross up for your life insurance and disability insurance coverage, consistent with its current practice, through the last day of the last month of the Severance Period.

4. Equity.  Upon the Effective Date, twenty-five percent (25%) of your net shares (stock options and restricted shares) not yet vested will vest immediately.  All remaining unvested shares shall be subject to repurchase at an amount equal to the actual tax liability you incurred in connection with the purchase of such shares.

5. Cooperation in Litigation/Government Proceedings.  You agree that you will cooperate with any reasonable request of Tengion to participate in the preparation for, response to, prosecution and/or defense of any pending, actual or threatened litigation or governmental proceeding involving Tengion, including lawsuits, arbitrations, investigations and administrative charges.  Tengion will reimburse you for all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred as a result of such cooperation.

6. General Release of Claims.  FOR YOURSELF AND YOUR RESPECTIVE ADMINISTRATORS, EXECUTORS, AGENTS, BENEFICIARIES AND ASSIGNS, YOU AGREE TO WAIVE, RELEASE AND FOREVER DISCHARGE TENGION (AS DEFINED BELOW) OF AND FROM ANY AND ALL CLAIMS (AS DEFINED BELOW).  You further agree that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, you will not seek any personal relief in such an action.  This General Release of Claims (“Release”) covers all Claims arising from the beginning of time up to and including the date of this Agreement.

Exclusions:  Notwithstanding any other provision of this Release, the following are not barred by the Release:  (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims for vested benefits pursuant to ERISA; (d) Claims you are entitled to pursue as a Tengion shareholder; (e) claims to enforce Tengion’s obligation to advance costs and expenses and indemnify you to the fullest extent permitted by law, as provided in paragraph 12 of your employment agreement dated May 25, 2004; and (f) Claims which legally may not be waived.  In addition, this Release does not bar your right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC, although the Release does bar your right to recover any personal relief if you or any person, organization, or entity asserts a charge on your behalf, including in a subsequent lawsuit or arbitration.

The following provisions further explain this Release:

a. Definition of “Claims”. Except as stated above, “Claims” includes without limitation all actions or demands of any kind that you now have or may have or claim to have in the future.  More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this Release includes without limitation all actions or demands in any way based on your employment with Tengion, the terms and conditions of such employment or your separation from employment.  More specifically, all of the following are among the types of Claims which, to the extent permitted by law and not specifically excluded above, are waived and barred by this Release:

• Contract Claims (whether express or implied);

• Tort Claims, such as for tortious interference, defamation or emotional distress;

• Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

• Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

• Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and similar state and local laws;

• Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act and similar state and local laws;

• Claims for wrongful discharge; and

• Claims for attorney’s fees, litigation expenses and/or costs.

The foregoing list is intended to be illustrative and not exhaustive.

b. Definition of “Tengion”. “Tengion” includes without limitation Tengion, Inc. and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts.  It also includes all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

7. Non-Disparagement.  You agree that you will not engage in any activity or make any statement that may disparage or reflect negatively on Tengion, including those entities and individuals related to Tengion as defined in paragraph 6(b) of this Agreement.  Nothing in this paragraph is intended to prohibit or restrict you from making any disclosure of information required by law or participating in an otherwise legally protected activity, such as an investigation or proceeding by a federal regulatory or law enforcement agency or legislative body.  Tengion agrees that its directors and management level employees will not engage in any activity or make any statement that may disparage or reflect negatively on you.

8. Non-Disclosure and Non-Compete.  You acknowledge that during your employment you made use of, acquired and added to privileged communications, confidential information and trade secrets of a special and unique value relating to the business of Tengion.  In addition to and not in limitation of your obligations under the confidentiality and assignment agreement you signed at the commencement of your employment, you agree that, except with the written consent of Tengion, its successors or assigns, you will not use or disclose to any person or firm or corporation any of this information for any purpose whatsoever.  In addition, you agree that, during the Severance Period, you will not engage in any business activity that will be directly competitive with the business of Tengion or that will result in the use or disclosure of Tengion’s confidential, trade secret or proprietary information.  For avoidance of doubt, for purposes of this Section 8, a business activity directly competitive with the business of Tengion is one that involves the use of the patient’s own cells to regenerate kidney or urologic tissue and shall not include any pharmaceutical, pharmacological or biopharmaceutical products for the prevention or treatment of disease.

9. Insurance and Indemnification.  Tengion will continue, consistent with its bylaws and as permitted by law, to indemnify you in connection with any claim that may be brought against you based on your acts or omissions while employed by the company.  Tengion shall also provide you with insurance coverage under its directors and officers liability insurance policy for the next six (6) years, in scope of coverage, limits, terms and conditions at least as favorable to you as provided to Tengion’s officers and directors.

10. Press Release.  Promptly following ratification of this Agreement by the Tengion Board, Tengion will issue the press release attached as Exhibit A.  You consent to the portions of Exhibit A which are highlighted in yellow and in view of your resignation prior to the issuance of the press release, you express no view on the remaining portions of Exhibit A.

11. Legal Fees.  Tengion agrees to reimburse you for reasonable legal fees incurred in the negotiation of the terms of this Agreement and review of this Agreement, in an amount not to exceed $10,000.

12. Cell Phone.  Tengion acknowledges that your cell phone is owned by you and agrees to cooperate in facilitating the transition of your company cell phone number and plan to you so that you can continue to use that number.

13. Consideration Period.  You acknowledge that you have been provided with a period of twenty-one (21) days to consider the terms of this offer from the date this Agreement first was presented to you on June 18, 2011.  You agree that any changes to this offer, whether material or immaterial, will not restart the running of the 21-day period.

You agree to notify Tengion of your acceptance of this Agreement by delivering a signed copy to Tengion, addressed to my attention, no later than July 11, 2011.  You understand that you may take the entire 21-day period to consider this Agreement.  You may return this Agreement in less than the full 21-day period only if your decision to shorten the consideration period is knowing and voluntary and was not induced in any way by Tengion.

By signing and returning this Agreement, you acknowledge that the consideration period afforded you a reasonable period of time to consider fully each and every term of this Agreement, including the General Release of Claims, and that you have given the terms full and complete consideration.

14. Revocation Period.  You acknowledge that you have seven (7) days after signing this Agreement to revoke it if you choose to do so.  If you elect to revoke this Agreement, you must give written notice of such revocation to Tengion by delivering it to me in such a manner that it is actually received within the seven-day period.

15. Advice to Consult Legal Representative.  Tengion recommends that you consult with legal counsel of your choosing, at your own expense, regarding entering into this Agreement.

16. Certification - Validity of Agreement.  You, intending to be legally bound, certify and warrant that you have read carefully this Agreement and have executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect.  You further declare you are competent to understand the content and effect of this Agreement and that your decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

17. Effective Date.  This Agreement will take effect on the first business day following the expiration of the Revocation Period, provided that you choose not to revoke it (“Effective Date”).

18. Assignment.  You agree that you may not assign your rights or obligations under this Agreement. You further agree that Tengion may assign and Tengion agrees that it will assign this Agreement to a successor or assignee in connection with a merger, consolidation or sale or transfer of assets.

19. Headings.  The headings contained in this Agreement are not a part of the Agreement and are included solely for ease of reference.

20. Integration and Modification.  You declare and represent that no promise or agreement has been made to you other than those expressed herein.  Except as stated herein, this Agreement constitutes the entire agreement of the parties and supersedes all prior understandings, whether oral or written, between them.  Any modification of this Agreement must be made in writing and signed by all parties.

21. Severability.  If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.

22. Governing Law.  Except to the extent any such laws are preempted by Federal law, the parties agree that the terms of this Agreement will be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the choice of laws principles of any state, and that the parties may pursue their respective rights hereunder in any court of competent jurisdiction.

If the above is agreeable to you, please sign the enclosed copy of this Agreement and return it to my attention.  This Agreement may be signed in counterparts and facsimile copies shall be valid as originals.

On behalf of Tengion, thank you for your hard work and dedicated service.

Sincerely,

/s/ David I. Scheer

David I. Scheer
Chair, Board of Directors

Agreed to and accepted by
the undersigned this 29th
day of June, 2011.

/s/ Steven Nichtberger
_____________________________
Steven Nichtberger, M.D.